Exhibit 10.09

LOAN AGREEMENT

This Agreement dated as of October 12, 2004, is between Bank of America, N.A. (the “Bank”) and Anna’s Linen Company (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is equal to the lesser of (i) Fifteen Million Dollars ($15,000,000) or (ii) the Borrowing Base.

“Borrowing Base” means 40% of the aggregate book value of the Borrower’s inventory.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2 Availability Period. The line of credit is available between the date of this Agreement and September 30, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

1.3 Repayment Terms.

(a)	The Borrower will pay interest on October 31, 2004, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4 Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus/minus the Applicable Margin as defined below.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)	The IBOR Rate plus the Applicable Margin as defined below.

1.6 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Leverage Ratio (as defined below), as set forth in the most recent compliance certificate (or, if no compliance certificate is required,

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the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the compliance certificate or financial statement for the fiscal year ending February 1, 2005, such amounts shall be those indicated for pricing level 2 set forth below:

Applicable Margin (in percentage points per annum)
Pricing Level	Leverage Ratio	Prime Rate (%)	IBOR Rate + (%)	Unused Commitment Fee (%)	SBLC Fee (%)
1	≥ 4.75	+ 0.00	2.00	0.30	2.00
2	≥ 4.25 and < 4.75	+ 0.00	1.75	0.25	1.75
3	< 4.25	- 0.25	1.50	0.20	1.50

Leverage Ratio means ratio of the sum of Funded Debt plus 8 times rent expense to EBITDAR (as defined in paragraph number 8.5 of this Agreement). This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt less the non-current portion of Subordinated Liabilities, and issued and outstanding letters of credit (including the drawn and unreimbursed amounts of the letters of credit).

The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be at a pricing level set forth by the Bank at its sole discretion.

1.7	Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue:

(i)	commercial letters of credit with a maximum maturity of one hundred eighty (180) days but not to extend beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii)	standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank a non-refundable SBLC Fee equal to the Applicable Margin, as defined in paragraph number 1.6 above, of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.	OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on October 31, 2004, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

2.2	IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the IBOR Rate will be in effect will be no shorter than thirty (30) days and no longer than six (6) months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b)	Each IBOR Rate Portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c)	The “IBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate
(1.00 - Reserve Percentage)

Where,

(i)	“IBOR Base Rate” means the interest rate at which the Bank’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)	The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

(ii)	the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

(e)	Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	COLLATERAL

3.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)	Equipment owned by the Borrower.

(b)	Inventory owned by the Borrower.

(c)	Receivables owned by the Borrower.

4.	FEES AND EXPENSES

4.1	Fees.

(a)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Margin (as defined in paragraph number 1.6 above). The calculation of credit outstanding shall not include the undrawn amount of letters of credit.

This fee is due on December 31, 2004, and on the same day of each following quarter until the expiration of the availability period.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

4.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

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4.3 Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers. The maximum amount which the Borrower will be required to reimburse the Bank shall not exceed Ten Thousand Dollars ($10,000) in any fiscal year.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 14599-14295 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit (Pre-Billing).

(a)	The Borrower agrees that the Bank will debit deposit account number 14599-14295 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)	Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)	The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

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(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)	The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

5.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6 Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

6.3 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

6.4 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

6.5 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.6 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

6.7 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

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7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

(a) To use the proceeds of the Facility No. 1 only for working capital and other general corporate purposes. An initial disbursement will be made on or about the date of this Agreement to repay in full any principal amount outstanding under the Borrower’s line(s) of credit with LaSalle Bank.

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8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)	Within 120 days of the fiscal year end, the Borrower’s annual financial statements. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 45 days of the period’s end (including the last period in each fiscal year), the Borrower’s quarterly financial statements, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)	The Borrower’s financial projections and budget for the forthcoming fiscal year. The projections shall be provided to the Bank by the end of each fiscal year.

(e)	A borrowing certificate setting forth the aggregate book value of the Borrower’s inventory as of the last day of each month within 20 days after month end.

8.3 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least Seventeen Million Dollars ($17,000,000).

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.4 Profitability. Not to incur on a consolidated basis, a net loss before taxes and extraordinary items in any two consecutive quarterly accounting periods (including the last period in each fiscal year).

8.5 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.0:1.0.

“Fixed Charge Coverage Ratio” means the ratio of EBITDAR to the sum of interest expense, plus income taxes, plus new store opening capital expenditures, plus the current portion of long term liabilities.

“EBITDAR” means net income less income or plus loss from discontinued operations and extraordinary items, plus interest expense, plus income taxes, plus depreciation, amortization and other non-cash charges, plus deferred rent expense. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

For the purposes of this covenant, (i) deferred rent expense shall be limited to the lesser of actual deferred rent or 10% of GAAP rent expense for the calculation period, and (ii) new store opening capital expenditures shall exclude expenditures associated with the acquisitions and opening of Factory 2-U locations.

8.6 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.7 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted in paragraph 8.7(f) below.

(f)	Additional unsecured debts for business purposes which, together with the debts permitted under paragraph 8.7(e) above, do not exceed a total principal amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

8.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, to the extent permitted in paragraph 8.7 of this Agreement.

(e)	Landlord liens in the ordinary course of business.

(f)	Any additional liens not already allowed for under this Agreement in an amount not to exceed One Hundred Thousand Dollars ($100,000).

8.9 Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except (i) in the ordinary course of the Borrower’s business and (ii) in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000) in any fiscal year.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has, provided that this does not prohibit store closures in the ordinary course of business.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.10 Investments. Not to have any existing, or make any new, investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)	Investments that do not exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) outstanding at any one time.

8.11 Loans to Officers, Employees or Affiliates. Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower’s employees, executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities in excess of One Million Dollars ($1,000,000) in the aggregate at any one time.

8.12 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than thirty-five percent (35%) in the direct or indirect capital ownership of the Borrower, provided, however, that the percentage increases to forty-five percent (45%) post an Initial Public Offering.

8.13 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Three Million Dollars ($3,000,000) in the aggregate.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

8.14 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over Five Hundred Thousand and 00/100 Dollars ($500,000.00) against the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(b)	Any substantial dispute between any governmental authority and the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s (or any guarantor’s, or, if the Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any substantial change in the present executive or management personnel of the Borrower.

(g)	Any actual contingent liabilities of the Borrower (or any guarantor or, if the Borrower is comprised of the trustees of a trust, any trustor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate.

8.15	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.16 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business.

8.17 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.18 Books and Records. To maintain adequate books and records.

8.19 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.20 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.21 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.22 Subsidiaries; Guaranties. If, after the date of this Agreement, the Borrower should acquire any subsidiaries or affiliates, promptly to cause each such entity to guaranty the Borrower’s obligations under this Agreement, under documentation in form and content acceptable to the Bank.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) days after the date when due.

9.2 Other Bank Agreements. Any Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank where the amount owing to the Bank is Fifty Thousand Dollars ($50,000) or more. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if any Borrower is comprised of the trustees of a trust, any trustor. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.3 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which any Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed in the amount of One Hundred Thousand Dollars ($100,000) or more in the aggregate, if the default is not cured within thirty (30) days.

9.4 False Information. Any Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5 Bankruptcy. Any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower, any Obligor, or any general partner of any Borrower or of any Obligor is dismissed within a period of sixty (60) days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period; and provided further that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

9.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

9.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

9.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

9.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.13 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If, in the Bank’s opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2 California Law. This Agreement is governed by California state law.

10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4	Arbitration and Waiver of Jury Trial

(a)	This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)	The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)	The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)

The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the

Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided, however, that the Borrower shall not be obligated to indemnify the Bank for any loss, liability, damages, judgments, and costs caused by the Bank’s gross negligence or willful misconduct. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Borrower:		Bank:

Anna’s Linen Company		Bank of America, N.A.
By:	/s/ Mike Harnetiaux Mike Harnetiaux, Vice President-Finance & CFO	By:	/s/ Clinton E. Anderson Clinton E. Anderson, Vice President
Address where notices to the Borrower are to be sent: 3550 Hyland Avenue Costa Mesa, CA 92626		Address where notices to the Bank are to be sent: Orange County Commercial Banking Office #1458 675 Anton Blvd., 2nd Flr. Costa Mesa, CA 92626

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